Exhibit 99.1

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

American International Group, Inc. — Subsidiary Information for the Floating Rate Mandatory Redeemable Preferred Shares:

AIG Asset Management (U.S.), LLC*

Investment Adviser pursuant to Rule 13d-1(b)(ii)(E)

Category Symbol: IA

American General Life Insurance Company*:

Insurance Company pursuant to Rule 13d-1(b)(1)(ii)(C)

Category Symbol: IC

Lexington Insurance Company*:

Insurance Company pursuant to Rule 13d-1(b)(1)(ii)(C)

Category Symbol: IC

United Guaranty Mortgage Indemnity Company:

Insurance Company pursuant to Rule 13d-1(b)(1)(ii)(C)

Category Symbol: IC

The United States Life Insurance Company in the City of New York*:

Insurance Company pursuant to Rule 13d-1(b)(1)(ii)(C)

Category Symbol: IC

*	Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this Schedule 13G.